                                                                  Exhibit 99.9

                            IRREVOCABLE PROXY AGREEMENT

          THIS IRREVOCABLE PROXY AGREEMENT (the "AGREEMENT"), dated as of May 21, 1999, made by and between C. Keith LaMonda (the "STOCKHOLDER"), HW Partners L.P., a Texas limited partnership ("HW PARTNERS"), as representative for Infinity Investors Limited and IEO Holdings Limited, and Equalnet Communications Corp., a Texas corporation ("EQUALNET");

          WHEREAS, an acquisition subsidiary of Equalnet ("MERGER SUB"), Equalnet and Orix Global Communications Inc., a Nevada corporation ("ORIX") have entered into an Agreement and Plan of Merger dated as of May 21, 1999 (the "MERGER AGREEMENT"), which will provide, among other things, for the merger of Merger Sub with and into Orix (the "MERGER");

          WHEREAS, the Stockholder is the record and beneficial owner of each share of its voting stock of Equalnet (including all voting stock in the form of a convertible security and all voting stock which the Stockholder would own upon the conversion of any voting or non-voting convertible debt or equity security or options or warrants) (the "STOCK"), as set forth opposite the Stockholder's name on EXHIBIT A hereto, and desires to enter into this Agreement in order to induce Orix to enter into the Merger Agreement; and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Orix has requested that the Stockholder agrees, and the Stockholder hereby agrees, to grant Orix an irrevocably proxy with respect to the Stockholder's Stock (as defined below) in accordance with the terms hereof.

          NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. DEFINITIONS. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. STOCKHOLDER'S STOCK. For all purposes of this Agreement, the term "STOCKHOLDER'S STOCK" shall include the Stock set forth on EXHIBIT A and any other Stock which the Stockholder currently has record or beneficial ownership of or obtains record or beneficial ownership of during the term of this Agreement and shall further include any securities issued or exchanged at any time in the future with respect to the Stockholder's Stock.

          3. REVOCATION OF PROXIES; GRANT OF PROXY. The Stockholder hereby revokes any and all previous proxies with respect to the Stockholder's Stock. Subject to the terms and conditions hereof, the Stockholder hereby appoints HW Partners, with full power of substitution, as proxy holder to represent and to vote the Stockholder's Stock in favor of (i) the Merger Agreement and the transactions contemplated thereby, including the Merger (including with respect to any procedural matters related thereto), (ii) the amendment of the Articles of Incorporation of Equalnet to increase the authorized number of shares of common stock of Equalnet, (iii) the authorization of the issuance of shares of common stock of Equalnet in connection with the transactions contemplated by the Merger Agreement under all applicable laws, rules and regulations, including, without limitation, the rules of NASDAQ and (iv) the conversion into common stock of Equalnet of each convertible security held by such Stockholder prior to the Merger at any meeting (whether special or annual), and whether or not adjourned or by written action of the stockholders of Equalnet, and against any proposal brought before the stockholders of Equalnet which would conflict with the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, any proposal to remove any one or more directors of Equalnet designated by Orix.

THE AUTHORITY GRANTED HEREUNDER (THE "PROXY") SHALL BE IRREVOCABLE UNTIL THE PROXY TERMINATION DATE (AS DEFINED BELOW) AND DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW AS REQUIRED BY SECTION 2.29.C OF THE TEXAS BUSINESS CORPORATION ACT. The Proxy shall be effective until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms (the "PROXY TERMINATION DATE").

          4. NO SOLICITATION OF OTHER OFFERS. (a) The Stockholder shall, and shall cause its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal in connection with the transactions contemplated by the Merger Agreement. The Stockholder agrees that it shall not, directly or indirectly, take (and shall not permit its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to so take) any action to (i) solicit, initiate or encourage the making of any Acquisition Proposal, (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Orix or the agents or representatives of Orix) in connection with, or take any other action to encourage any inquiries or the making of any proposal that is reasonably expected to lead to, any Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, (iv) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Orix, the approval of the Merger Agreement, the Merger or the purchase of any Stock under the Stock Purchase Agreement dated May 21, 1999 or (v) approve or propose to approve, any Acquisition Proposal.

          (b)  In addition to the obligations of the Stockholder set forth in
Section 4(a) hereof, promptly after receipt thereof, the Stockholder agrees that it shall advise Orix of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Stockholder shall promptly provide to Orix copies of any written materials received by the Stockholder in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussion or negotiation are taking place.

          5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to HW Partners as follows:


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               (a)  The Stockholder has all necessary power, capacity and authority to enter into this Agreement and is the sole record or beneficial owner of the Stockholder's Stock. The Stockholder has good and valid title to the Stockholder's Stock, free and clear of any and all claims, liens, charges, pledges, assessments, options, equities, encumbrances and security interests whatsoever. Except pursuant to this Agreement, none of the Stockholder's Stock is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Stockholder's Stock. The Stockholder's Stock (other than any Stockholder Stock evidenced by convertible debt) is validly authorized, issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

               (b) This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

               (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, without the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or a default under, result in the loss of any benefit under, or permit the acceleration of or entitle any person to accelerate any obligation under or pursuant to, any contract, commitment, agreement, understanding, mortgage, lien, lease, instrument, order, award, judgment or decree to which the Stockholder is a party or by which the Stockholder's assets or Stockholder's Stock is bound or subject.

               (d) Neither the execution and delivery of this Agreement, nor the performance by the Stockholder of the Stockholder's obligations hereunder, will violate any provision of law applicable to the Stockholder.

               (e) No investment banker, broker or finder is entitled to any commission or fee in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

               (f) The Proxy granted hereunder is legal, valid and effective and will confer upon HW Partners or its substitute all of the voting power of the Stockholder's Stock under law and Equalnet's Articles of Incorporation and Bylaws with respect to the matters specified in Section 3 hereof until the Proxy Termination Date.

          6.   COVENANTS OF THE STOCKHOLDER.

               (a) The Stockholder hereby covenants and agrees with HW Partners that (i) until the Proxy Termination Date, the Stockholder will not directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Stock, or (ii) until the earlier of the termination of the Merger Agreement and the six (6) month anniversary of the consummation of the Merger, the Stockholder will not sell, assign, transfer, pledge, encumber or otherwise dispose of the Stockholder's Stock, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, pledge, encumbrance or other disposition of the Stockholder's Stock


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other than, following the consummation of the Merger, pursuant to, and in compliance with, Rule 144 of the Securities Act.

               (b) The Stockholder has executed this Agreement in its capacity as a stockholder of Equalnet and not in its capacity as an officer or director of Equalnet. Without limiting the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder in his capacity as an officer or director of Equalnet in exercising Equalnet's rights under the Merger Agreement.

          7. STOP TRANSFER INSTRUCTIONS. Equalnet shall, on the date hereof, issue stop transfer instructions to its transfer agent in respect of the Stockholder's Stock and shall cause such stop transfer instructions to remain in effect through the Proxy Termination Date.

          8. WAIVER OF RIGHTS; CONVERSION PRICE. Until the Proxy Termination Date, the Stockholder hereby waives any and all rights to receive payment upon the terms and conditions applicable to the Stockholder's Stock set forth on Exhibit A hereto, including, without limitation, the right to receive dividends, payment of liquidation preference and any rights to cause Equalnet to redeem the Stockholder's Stock. The Stockholder agrees that notwithstanding any provision contained in the Stockholder's Stock or any documentation relating thereto, no Stockholder's Stock which has a conversion price of less than $.75 or a floating conversion price shall be converted into common stock of Equalnet at a price less than $.75 per share of common stock.

          9. REMEDIES. The parties hereto agree that if for any reason any of the Stockholder has failed to perform his respective obligations under this Agreement, then HW Partners shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

          10.  MISCELLANEOUS.

               (a) This Agreement shall not be assignable by the Stockholders. This Agreement shall be binding upon the Stockholder and the Stockholder's heirs, successors and assigns by will or by the laws of descent.

               (b) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

               (c) All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expense; provided, however, if HW Partners is required to retain counsel to enforce the terms of this Agreement, the Stockholder shall pay the costs and expenses of such counsel necessary to enforce the terms of this Agreement.


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               (d)  From time to time, and without further consideration, each party will execute and deliver to the other such documents and take such action as the other may reasonably request in order to consummate more effectively the terms of this Agreement.

               (e) All authority herein conferred or agreed to be conferred by the Stockholder shall survive the Stockholder's death or incapacity. This Agreement constitutes the sole understanding of the parties hereto with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between or among the parties executed with or after this Agreement or any written agreement pertaining to another subject matter.

               (f) All notices, requests, consents and other communication hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as follows:

                         (i)  If to HW Partners:

                         HW Partners, L.P.
                         1601 Elm Street, Suite 4000
                         Dallas, Texas  75201

                         Attention:  Stuart Chasanoff
                         Fax Number:  (214) 720-1667

                         with a copy to White & Case LLP:

                         White & Case LLP
                         4900 First Union Financial Center
                         200 South Biscayne Blvd.
                         Miami, Florida 33131

                         Attention:  Thomas E. Lauria
                         Fax Number:  (305) 358-5744

                         (ii) If to Stockholder to:

                              C. Keith LaMonda
                              105 East Robinson Street
                              Second Floor
                              Orlando, Florida  32801

                              with a copy to:


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               (g)  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF
TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

               (h) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

               (i) The headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

                              [SIGNATURES ON NEXT PAGE]


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        IN WITNESS WHEREOF, HW Partners and the Stockholder has caused this
Agreement to be signed as of the date first above written.

                              C. KEITH LAMONDA

                              By: /s/ Keith LaMonda
                                 ---------------------------------------------


Accepted:

HW PARTNERS L.P.

By: /s/ Barrett Wissman
   --------------------------------
Name:  Barrett Wissman
Title: Manager of the General Partner, HW Finance, LLC



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                                                                      EXHIBIT A


                                                                                          SHARES OF
                                                                                        COMMON STOCK
                                                                     AMOUNT             ISSUABLE UPON
        STOCKHOLDER             DESCRIPTION OF STOCK                OF STOCK              CONVERSION
-----------------------     ----------------------------------  -----------------   --------------------
C. Keith LaMonda            Common Stock Purchase Warrant                                  150,000

                            Common Stock                           1,294,800
                                                                   shares